Exhibit 10.1

EXECUTION VERSION

NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT

THIS NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of May 15, 2011 (the “Effective Date”), between Integral Systems, Inc., a Maryland corporation (the “Company”), and Paul G. Casner, Jr. (“Executive”).

R E C I T A L S

WHEREAS, Executive is the Chief Executive Officer of the Company; and

WHEREAS, by virtue of his role with the Company, Executive is in possession of Confidential Information (as defined below) that is critical to the Company; and

WHEREAS, if Executive were to compete with the Company following a Change in Control (as defined below), such competition could be seriously detrimental to the Company;

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. Certain Covenants of Executive.

1.1 Restrictive Covenants.

The covenants specified in this Section 1 shall apply if a Change in Control occurs while Executive is an employee of the Company or if Executive’s employment is terminated by the Company in connection with such Change in Control.

(a) The parties hereto agree that as used herein “Confidential Information” means all information which becomes known to Executive as a consequence of his employment by the Company and includes, but is not limited to, information about the Company’s customers, methods of operation, prospective and executed contracts, trade secrets, business contacts, customer lists, and all technological, business, financial, accounting, statistical and personnel information regarding the Company. The parties hereto further agree and stipulate that this Confidential Information was developed by the Company at considerable expense, that this information is a valuable asset and part of the Company’s goodwill, that this information is vital to the Company’s success and is the sole property of the Company.

(b) Executive recognizes and acknowledges that during his employment by the Company, Executive has become, and will continue to become, familiar with the Company’s Confidential Information.

(c) Executive recognizes and acknowledges that the Company is engaged in the businesses of (i) building satellite ground systems and equipment for command and control,

integration and test, data processing and simulation, (ii) building satellite communication terminals, communications test and simulation systems, (iii) providing technical consulting to government agencies, and (iv) designing and selling high-power, high-frequency transmitters for satellite and radar applications (collectively, the “Business”). The Business is a highly competitive enterprise, so that any unauthorized disclosure or unauthorized use by Executive of the Confidential Information protected under this Agreement, whether during his employment with the Company or after its termination, would cause immediate, substantial and irreparable injury to the Business and the goodwill of the Company.

(d) Executive agrees that upon termination of his employment with the Company for any reason, whether voluntary or involuntary or with or without cause, he will surrender to the Company every item and every document which is the Company’s property or will completely remove from Executive’s personal property such Confidential Information in whatever form (e.g. cell phones, PDA’s, personal computers, etc.). All such documents and Confidential Information are the sole and absolute property of the Company. At the written request of the Company, Executive shall provide the designated representative of the Company a certificate containing the following statement: “Executive hereby certifies that he has notified the Company’s designated representative of all Confidential Information residing on any personal property of Executive to which Executive is aware of after due review and inspection and has removed and destroyed (unless otherwise directed in writing by the Company) all Confidential Information from all personal property of Executive.” Thereafter, in the event that Executive becomes aware of any further Confidential Information residing on Executive’s personal property, Executive shall notify the Company in writing and again comply with the immediately preceding sentence.

(e) Executive agrees that during his employment and following the termination of that employment for any reason, whether voluntary or involuntary or with or without cause, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, disclose the Company’s Confidential Information to any person or entity other than agents of the Company, and he will not use or aid others in obtaining or using any such Confidential Information. Executive’s obligations under this Section 1.1(e) shall not be deemed violated in the event that (i) Executive discloses any Confidential Information pursuant to order of a court of competent jurisdiction, provided Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) the information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is not legally prohibited, to the best of Executive’s knowledge, from making such information available.

(f) Executive agrees that during his employment with the Company, and for three (3) years thereafter, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in a business which competes against the Business of the Company in any geographic area in which the Company engages in the Business.

(g) Executive agrees that during his employment, and for three (3) years thereafter, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, solicit or induce (or attempt to solicit or induce) any employees of the Company to leave their employment with the Company and/or consider employment with any other person or entity.

1.2 Rights and Remedies Upon Breach. If Executive breaches, or threatens, either in writing or as evidenced by a demonstrable course of conduct, to commit a breach of, any of the provisions of Section 1.1 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to seek to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company or its affiliates and that money damages may not provide adequate remedy to the Company.

1.3 Review. Executive has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of Executive’s choosing.

1.4 Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

1.5 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

2. Payment for Compliance with Noncompetition and Nonsolicitation Covenants. In consideration for the Executive’s covenants in Sections 1.1((f) and (g), if a Change in Control occurs while Executive is an employee of the Company (or if such employment is terminated by the Company in connection with such Change in Control), the Company shall pay the Executive a cash lump sum of $550,000 (less applicable tax withholdings and deductions) no later than ten (10) days following the occurrence of such Change in Control (the “Noncompetition Payment”). If Executive materially violates any covenant specified in Section 1.1, Executive shall promptly repay to the Company the gross amount of the Noncompetition Payment.

For purposes hereof, “Change in Control” means the occurrence of any of the following:

(a)

Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

(b)	The Company merges or consolidates with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own at least 50% of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(c)	The Company sells or otherwise disposes of all or substantially all of the business or assets of the Company; or

(d)	Individuals who, as of the Effective Date, constitute the members of the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Company (the “Board”), provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders is approved by a vote of at least a majority of directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for direction, without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board (excluding, however, for this purpose any Board member whose initial assumption as a member of the Board occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or persons other than the Incumbent Board).

However, no Change in Control shall be deemed to have occurred by a reason of (A) any event involving a transaction in which Executive or a group of persons or entities with whom or with which Executive acts in concert, acquire(s), directly or indirectly, more than 50% of the combined voting power of the Company’s then-outstanding voting securities or the business or assets of the Company; or (B) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

A Change in Control shall be deemed to occur, (I) with respect to a Change in Control pursuant to subparagraph (a) above, on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, (II) with respect to a Change in Control pursuant to subparagraph (b) or (c) above, on the date the applicable transaction closes, or (III) with respect to a Change in Control pursuant to subparagraph (d) above, on the date members of the Incumbent Board first cease to constitute at least a majority of Board.

3. Not an Employment Contract. Nothing in this Agreement or any other instrument executed pursuant hereto shall confer upon Executive any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of Executive with or without cause.

4. Governing Law. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to principles of conflicts of law.

5. Amendments and Waivers. This Agreement may be amended, and any provision hereof may be waived, only by a writing signed by each party hereto.

6. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature. Notwithstanding the foregoing, this Agreement shall not supersede the Confidentiality Agreement between Executive and the Company.

7. Separability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

8. Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

9. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

10. Assignment; Binding Effect. This Agreement may not be assigned by Executive without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTEGRAL SYSTEMS, INC.

By:	/s/ R. Miller Adams
Name: R. Miller Adams
Title: General Counsel

/s/ Paul G. Casner, Jr.
Paul G. Casner, Jr.